Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated December 12, 1997)         Registration No. 333-42185


                              PROSPECTUS SUPPLEMENT
                             DATED JANUARY 11, 2000


         This prospectus relates to the resale by Selling Shareholders of the shares of common stock of EPL Technologies, Inc. underlying the Series D Convertible Preferred Stock. All of the Series D Convertible Preferred Stock was either retired or converted at various prices as of December 9, 1999. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated December 12, 1997, including any amendments or supplements thereto. The terms of the Series D Convertible Preferred Stock are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Shareholders" on page 10 of the prospectus is hereby amended by adding the information below with respect to selling shareholders not previously listed in the prospectus or in any amendments or supplements thereto. The table below sets forth information as of December 28, 1999. The other information contained in the table is true as of the date of the prospectus and is not being updated by this supplement.

Selling Shareholders Not Previously Listed:

-------------------------------------------------------------------------------------------------------------------------
                                Shares Beneficially Owned           Shares Being           Shares Beneficially
Name                            Before the Offering (1)             Offered                Owned After the Offering (2)
-------------------------------------------------------------------------------------------------------------------------
                                                                                           Number           Percentage
-------------------------------------------------------------------------------------------------------------------------
Wayne Close                            1,794,069(3)                   133,869              1,660,200(3)        5.5%
-------------------------------------------------------------------------------------------------------------------------
Robert Cahill                           520,884(4)                    191,241               329,643(4)         1.1%
-------------------------------------------------------------------------------------------------------------------------
Quaestus, S.A.                          888,152(5)                    573,723              314,429(5)          1.0%
-------------------------------------------------------------------------------------------------------------------------
GHM, Inc.                             4,370,487.5(6)                  309,811             4,060,676.5(6)      13.1%
-------------------------------------------------------------------------------------------------------------------------
Joseph Giamanco                       3,227,412.5(7)                  309,811             2,917,601.5(7)      9.4%
-------------------------------------------------------------------------------------------------------------------------
Philip Hudson                             825,541(8)                 344,234                 481,307(8)      1.6%
-------------------------------------------------------------------------------------------------------------------------
Sterling Technology
Partners, L.L.C.                        173,869(9)                    133,869              40,000(9)            *
-------------------------------------------------------------------------------------------------------------------------
Capital Research, Ltd.                  695,475(10)                    535,475            160,000(10)           *
-------------------------------------------------------------------------------------------------------------------------

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to currently exercisable warrants are deemed outstanding for computing the percentage of the person holding such warrants, but are not deemed outstanding for computing the percentage of any other person.

Applicable percentage ownership is based upon 29,884,522 shares of common stock outstanding on December 28, 1999, adjusted as required by the rules and regulations of the Securities and Exchange Commission. Except as indicated in the footnotes to this table, to the knowledge of the Company, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes all shares of Common Stock offered hereby by the Selling Shareholders are sold in the Offering.

(3) Includes (a) 1,600,200 shares of common stock owned jointly with Mr. Close's wife, (b) 20,000 shares of common stock owned jointly with Mr. Close's father and (c) 40,000 shares of common stock issuable upon exercise of warrants.

(4) Includes (a) 10,000 shares owned by Mr. Cahill's niece, over which he exercises control and (b) 57,143 shares of common stock issuable upon exercise of warrants.

(5) Includes 171,429 shares of common stock issuable upon exercise of warrants.

(6) Includes 1,000,000 shares of common stock issuable upon exercise of warrants. GHM, Inc. disclaims beneficial ownership in any shares of common stock owned by Mr. Joseph Giamanco. Mr. Giamanco is President, Chief Executive Officer and a stockholder of GHM, Inc.

(7) Includes 1,000,000 shares of common stock issuable upon exercise of warrants. Mr. Giamanco disclaims beneficial ownership in any shares of common stock owned by GHM, Inc., except to the extent of his actual economic interest in GHM, Inc. Mr. Giamanco is President, Chief Executive Officer and a stockholder of GHM, Inc.

(8)  Includes 402,541 shares of common stock issuable upon exercise of warrants.

(9)  Includes 40,000 shares of common stock issuable upon exercise of warrants.

(10) Includes 160,000 shares of common stock issuable upon exercise of warrants.


* Less than 1%.